Exhibit 99.1

ADIAL PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information presents the historical unaudited consolidated balance sheet as of June 30, 2026 of Adial Pharmaceuticals, Inc. (“Adial” or the “Company”), adjusted to give effect to (i) an amendment to the Securities Purchase Agreement (the “Purchase Agreement”), dated June 11, 2026, entered into by the Company with certain accredited investors (the “PIPE Investors”) and certain Note Exchange Agreements (the “Exchange Agreements”), dated June 11, 2026, entered into by the Company with certain former holders (the “Azora Noteholders”) of promissory notes of Azora Therapeutics, Inc., resulting in the reclassification of the liability attributable to pre-funded warrants and common stock purchase warrants (collectively, the “Milestone Warrants”) that the PIPE Investors and Former Azora Noteholders have a right to purchase in one or more future closings pursuant to the Purchase Agreement from liability to equity classification and (ii) the conversion of the outstanding shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) into shares of Company common stock, par value $0.001 per share (“Common Stock”), each as described below.

Pursuant to the Purchase Agreement and the Exchange Agreements, the PIPE Investors and the Former Azora Noteholders have the right to participate in one or more additional closings, at which they will have the right, but not the obligation, to purchase Milestone Warrants at a combined purchase price of $2.7489 per set of Milestone Warrants; provided, however, that to the extent that a PIPE Investor or a Former Azora Noteholder were to exercise any of their respective pre-funded warrants (the “Initial Closing Pre-Funded Warrants”) issued to them at the initial closing of the private placement (the “PIPE”) under the Purchase Agreement or upon closing of the note exchange pursuant to the Note Exchange Agreement, as applicable, prior to any such additional closing, such PIPE Investor’s or Former Azora Noteholder’s right to purchase Milestone Warrants would be decreased by the percentage of their Initial Closing Pre-Funded Warrants that they exercised (the “Penalty Provision”).

On September 16, 2026, the Company entered into an Amendment No. 2 to the Purchase Agreement (the “Purchase Agreement Amendment”) with certain PIPE Investors, constituting holders of the Majority of Interest (as defined in the Purchase Agreement), pursuant to which the Purchase Agreement was amended to (i) remove the Penalty Provision and to (ii) add a provision prohibiting the PIPE Investors from offering for sale, selling, assigning, transferring, pledging or otherwise disposing of certain of the shares of Common Stock issuable upon exercise of the Initial Closing Pre-Funded Warrants issued in the PIPE for the Lock-Up Period specified in the Purchase Agreement Amendment, subject to certain exceptions. Execution of the Purchase Agreement Amendment resulted in the reclassification of the Milestone Warrant rights held by PIPE Investors from liability to equity classification. The unaudited pro forma condensed consolidated balance sheet gives effect to the reclassification as if it had been consummated on June 30, 2026.

On September 16, 2026, the Company also entered into an Amendment No. 1 to the Note Exchange Agreement (the “Note Agreement Amendment” and together with the Purchase Agreement Amendment, the “Amendments”) with certain Former Azora Noteholders who received Initial Closing Pre-Funded Warrants upon closing of the Note Exchange, pursuant to which the Note Exchange Agreements previously entered into with such Former Azora Noteholders were amended to (i) remove the Penalty Provision and to (ii) add a provision prohibiting such Former Azora Noteholders from offering for sale, selling, assigning, transferring, pledging or otherwise disposing of certain of the shares of Common Stock issuable upon exercise of the Initial Closing Pre-Funded Warrants issued in the Note Exchange for the Lock-Up Period specified in the Note Agreement Amendment, subject to certain exceptions. Execution of the Note Exchange Agreement Amendments resulted in the reclassification of the Milestone Warrant rights held the Former Azora Noteholders who entered into the Note Exchange Agreement Amendments from liability to equity classification. The unaudited pro forma condensed consolidated balance sheet gives effect to the reclassification as if it had been consummated on June 30, 2026.

The Company intends to enter into a similar amendment with additional Former Azora Noteholders who hold Milestone Warrant rights pursuant to the Note Exchange Agreement; however, such amendments are yet to be executed. The unaudited pro forma condensed consolidated balance sheet gives no effect to the anticipated execution of the additional Note Exchange Agreement Amendments.

The Company’s outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock (the “Conversion”) three business days after the anticipated affirmative stockholder vote approving the Conversion and certain other related matters, which vote is expected to be obtained at the Company’s 2026 Annual Meeting of Stockholders, which is currently scheduled to be held on September 17, 2026, subject to adjournment or postponement thereof. The unaudited pro forma condensed consolidated balance sheet gives effect to the Conversion as if it had been consummated on June 30, 2026.

The unaudited pro forma condensed consolidated balance sheet is based on the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are preliminary and have been prepared solely for purposes of this presentation; they remain subject to revision as additional information becomes available and further analysis is performed. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and does not purport to represent what the Company’s actual financial position would have been had the Purchase Agreement Amendment, Note Exchange Agreement Amendment and the Conversion been completed as of the date indicated, nor is it necessarily indicative of the Company’s future financial position.

The unaudited pro forma condensed consolidated balance sheet, including the notes thereto, should be read in conjunction with the consolidated financial statements of the Company and the Company’s management’s discussion and analysis of financial condition and results of operations included in the Company’s Quarterly Report on Form 10-Q as of June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on August 14, 2026.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2026

(in thousands)

	June 30, 2026	Transaction Accounting Adjustments		Pro Forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$28,712	$—		$28,712
Prepaid expenses and other current assets	133	—		133
Total current assets	28,845	—		28,845
Intangible assets, net	3	—		3
Equity method investments	241	—		241
Total assets	$29,089	$—		$29,089
Liabilities, temporary equity and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,624	$—		$2,624
Accrued expenses	2,497	—		2,497
Total current liabilities	5,121	—		5,121
Milestone warrant rights liability	23,812	(22,746	)(a)	1,066
Total liabilities	28,933	(22,746)		6,187
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value; 13,000 shares designated and 12,930.617 shares issued and outstanding as of June 30, 2026, actual; 13,000 shares designated and 0 shares issued and outstanding as of June 30, 2026, pro forma.	38,533	(38,533	)(b)	—
Stockholders’ (deficit) equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized as of June 30, 2026, actual and pro forma.	—	—		—
Common Stock, $0.001 par value; 100,000,000 shares authorized, 2,625,890 shares issued and outstanding at June 30, 2026, actual; 100,000,000 shares authorized, 15,556,507 shares issued and outstanding at June 30, 2026, pro forma.	3	13	(b)	16
Additional paid-in capital	105,604	22,746	(a)	166,870
		38,520	(b)
Accumulated deficit	(143,984)	—		(143,984)
Total stockholders’ (deficit) equity	(38,377)	61,279		22,902
Total liabilities, temporary equity and stockholders’ (deficit) equity	$29,089	$—		$29,089

ADIAL PHARMACEUTICALS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

a.	Reflects the reclassification of $19.7 million and $3.0 million of the Milestone Warrant rights liability to additional paid-in capital following amendments to the Purchase Agreement and the Note Exchange Agreements, respectively, that resulted in equity classification. As a result of the Amendments, the conditions requiring liability classification of the Milestone Warrant rights are no longer present, and equity classification is appropriate. The portion of the Milestone Warrant rights liability related to Milestone Warrants held by Former Azora Noteholders that have not executed the Note Exchange Agreement Amendment was not impacted by the Purchase Agreement Amendment or the Note Exchange Agreement Amendments that have been executed and remains liability classified.

b.	Reflects the expected conversion of 12,930.617 shares of Series A Preferred Stock into 12,930,617 shares of Common Stock, with the carrying amount reclassified between Common Stock and additional paid-in capital based on par value. The transaction accounting adjustments reflecting the Conversion assumes the full conversion of all of the shares of Series A Preferred Stock and do not reflect the conversion of shares that are not expected to convert due to certain beneficial ownership limitations established by each holder based solely on the shares of Series A Preferred Stock beneficially owned by the holders thereof. The number of shares of Series A Preferred Stock that ultimately convert into shares of Common Stock may be more or less than the Company’s expectations.

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